American Nuclear Fuels (Colorado) LLC

Aldine J. Coffman, Jr.
Six Cherry Lane Drive
Cherry Hills Village, Colorado 80113-4210

Manager and Member
Telephone and Message: (303) 758-3939
Telephone only: (303) 758-1615

E-mail: ajcoffman@earthlink.net
Cell phone: 720-205-7604

February 26, 2009

William A. Tafuri, President
Yellowcake Mining, Inc.
World Trade Center
Suite 598 - 999 Canada Place
Vancouver, B.C. V6C 3E1

Via email only: billtafuri@live.com

Re: Status of Negotiations Respecting the Beck Project-Uravan Mineral Belt

Dear Mr. Tafuri:

This letter is in response to your request for confirmation of the status of the ongoing negotiations between American Nuclear Fuel (Colorado), LLC, and Yellowcake Mining, Inc., respecting the "Beck Project" in the Uravan Mineral District of Montrose County, Colorado.

At the conclusion of the requisite Work Program in the summer of 2008, as dictated by the existing Master Agreement, we mutually determined to modify the future terms of the Master Lease Agreement and the six individual leases of mining claims which the Master Lease Agreement covered.

American Nuclear Fuels (Colorado) LLC and the six lessors determined that any restructuring of the Master Lease Agreement was heavily dependent upon the outcome of Yellowcake's ongoing negotiation with Kepco, and thus the parties agreed to await the conclusion of the Yellowcake-Kepco negotiations.

Now that the outcome of the negotiation with Kepco is defined, American Nuclear Fuels (Colorado) and Yellowcake have resumed discussions of the amendment of the Master Lease Agreement, and had extensive conversations this week, both in person and by telephone.

We are currently working together to refine two proposed amendment outlines, both of which are agreeable in principal to the parties. Accordingly, we believe an accord is imminent. Our mutual "standstill" position remains firm with the following understandings effective December 1, 2008 –

1. Yellowcake is not obligated at this time to make any additional cash payments as defined in the original agreements
2. Yellowcake is not obligated at this time to issue any additional common shares as defined under the original agreements

This will remain in effect until the signing of the two proposed amendment outlines (where new terms will become effective) on or before May 31, 2009.

I trust the foregoing concurs with your understanding as well.

Yours very truly,

Aldine J. Coffman, Jr.
Manager